Exhibit (a)(5)(K)

– Convenience Translation –

(Only the German version is legally binding)

Novartis BidCo AG

Announcement pursuant to Sec. 23 para. 1 sentence 1 no. 1 of the German Securities
Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – “WpÜG”) in conjunction with Sec. 39 para. 2 sentence 3 no. 1 of the German Stock Exchange Act
(Börsengesetz – “BörsG”)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN ANY OTHER JURISDICTION OR INTO OR FROM ANY OTHER JURISDICTION WHERE TO DO SO WOULD VIOLATE THE LAWS OF SUCH JURISDICTION.

On 4 July 2024, Novartis BidCo, Basel, Switzerland (“Bidder”), has published the offer document regarding its public delisting purchase offer (cash offer) to the shareholders of MorphoSys AG, Planegg, Germany (“MorphoSys”) for the acquisition of all no-par value bearer shares (ISIN DE0006632003) (“MorphoSys Shares”) including all no-par value bearer shares represented by American Depositary Shares (ISIN US6177602025) (“MorphoSys ADS”) in MorphoSys against payment of a cash consideration in the amount of EUR 68.00 per MorphoSys Share. The acceptance period of the delisting purchase offer will expire on 2 August 2024, 24:00 hours (local time Frankfurt am Main, Germany) and 18:00 hours (local time New York, United States of America), unless it is extended pursuant to the applicable rules under the WpÜG.

1.	As of 2 August 2024, 14:00 hours (local time Frankfurt am Main, Germany) and 8:00 hours (local time New York, United States of America) (“Reference Date”), the acceptance of the delisting purchase offer has been validly declared in accordance with Sec. 13.1.2 of the offer document for a total of 477,227 MorphoSys Shares. This corresponds to approx. 1.27 % of the share capital and approx. 1.27 % of the voting share capital of MorphoSys.

2.	As of the Reference Date, the acceptance of the delisting purchase offer has been declared in accordance with Secs. 13.2.2 and 13.2.3 of the offer document for 144,553 MorphoSys Shares represented by MorphoSys ADS, but only becomes effective after the end of the acceptance period by designating the underlying MorphoSys Shares as tendered MorphoSys Shares. This corresponds to approx. 0.38 % of the share capital and approx. 0.38 % of the voting share capital of MorphoSys.

3.	As of the Reference Date, the Bidder directly held no MorphoSys Shares.

4.	As of the Reference Date, Novartis BidCo Germany AG, Munich, Germany (“Novartis BidCo Germany”), a subsidiary of the Bidder and a person acting jointly with the Bidder pursuant to Sec. 2 para. 5 sentence 3 WpÜG held 34,337,809 MorphoSys Shares. This corresponds to approx. 91.04 % of the share capital and 91.17 % of the voting share capital. The voting rights of Novartis BidCo Germany are attributable to the Bidder and to the Bidder Parent Companies (as defined under Sec. 6.5 of the offer document) pursuant to Sec. 30 para. 1 sentence 1 no. 1 and sentence 3 WpÜG.

5.	As of the Reference Date, MorphoSys, a subsidiary of the Bidder and a person acting jointly with the Bidder pursuant to Sec. 2 para. 5 sentence 3 WpÜG held 53,685 MorphoSys Shares. This corresponds to approx. 0.14 % of the share capital and the voting share capital. The treasury MorphoSys Shares do not grant voting rights.

6.	Apart from this, as of the Reference Date, neither the Bidder nor persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG nor their subsidiaries held MorphoSys Shares and no further voting rights based on MorphoSys Shares were attributable to them pursuant to Sec. 30 WpÜG. Furthermore, as of the Reference Date, neither the Bidder nor persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG nor their subsidiaries directly or indirectly held further instruments relating to voting rights in relation to MorphoSys to be disclosed pursuant to Secs. 38 and 39 of the German Securities Trading Act (Wertpapierhandelsgesetz – “WpHG”).

7.	Therefore, the total number of MorphoSys Shares, for which the delisting purchase offer has been accepted as of the Reference Date (see above 1. and 2.), plus the MorphoSys Shares indirectly held by the Bidder as of the Reference Date (see above 4. and 5.) amounts to 35,013,274 MorphoSys Shares. This corresponds to approx. 92.83 % of the share capital and approx. 92.97 % of the voting share capital of MorphoSys.

Basel, 2 August 2024

Novartis BidCo AG

Board of Directors

Important notice:

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares in MorphoSys. The terms of the delisting purchase offer, as well as further provisions concerning the delisting purchase offer, are published in the offer document, the publication of which has been permitted by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Holders of MorphoSys Shares and MorphoSys ADSs (together “MorphoSys Securityholders”) are strongly advised to read the offer document and all other documents regarding the delisting purchase offer, as they contain important information.

The offer relates to shares in a German company and is subject to the statutory provisions of the Federal Republic of Germany governing the conduct of such an offer. For this reason, the offer will be carried out in accordance with the WpÜG, BörsG and the Regulation on the Content of the Offer Document, the Consideration to be granted in Takeover Offers and Mandatory Offers and the Exemption from the Obligation to Publish and Launch an Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots – WpÜG-Angebotsverordnung) (“WpÜG Offer Regulation”, and together with the WpÜG and the BörsG, the “German Offer and Delisting Rules”).

Furthermore, the offer is carried out in accordance with the securities laws of the United States of America (“United States”), including the provisions applicable to tender offers of the U.S. Securities Exchange Act of 1934, as amended (“U.S. Exchange Act”) and the rules and regulations promulgated thereunder. In order to reconcile certain areas where German law and U.S. law conflict, the Bidder applied for exemptive or no-action relief from the U.S. Securities and Exchange Commission (SEC) prior to the publication of the offer document, which was granted on 3 July 2024 (in total the “U.S. Offer Rules”). Against this background, the Bidder is exempt from compliance with certain provisions of the U.S. Exchange Act. As a result, the delisting purchase offer is principally subject to disclosure requirements and other procedural requirements (e.g., with respect to settlement, withdrawal rights and acceptance periods) of the Federal Republic of Germany, which differ not insignificantly from the corresponding U.S. laws.

The Bidder and its affiliates within the meaning of US law (“Affiliates”) or brokers (acting as agents of the Bidder or its Affiliates) may acquire, or make arrangements to acquire, MorphoSys Shares other than in the course of the offer, via the stock exchange at market prices or outside the stock exchange on negotiated terms during the period in which the offer remains open for acceptance or afterwards, provided that (i) such acquisitions or arrangements to acquire (if made during the pendency of the offer) are made outside of the United States; and (ii) such acquisitions or arrangements to acquire comply with the applicable statutory provisions, in particular the German Offer and Delisting Regulations and, to the extent applicable, the U.S. Offer Rules. This also applies to other securities convertible into, exchangeable for or exercisable for shares of MorphoSys. The offer price must be adjusted, as necessary, to match any consideration paid for any acquisition by the Bidder or any of its Affiliates of MorphoSys Shares during the pendency of the delisting purchase offer outside the delisting purchase offer if higher than the offer price. To the extent such acquisitions should occur, information about them, including the number and price of the acquired MorphoSys Shares, will be published according to the applicable statutory provisions, especially Sec. 23 para. 2 WpÜG in conjunction with Sec. 14 para. 3 sentence 1 WpÜG, in the German Federal Gazette (Bundesanzeiger) and on the internet at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer. In addition, the financial advisors of the Bidder may also act in the ordinary course of trading in securities of MorphoSys, which may include purchases or agreements to purchase such securities.

MorphoSys Securityholders who are residing in the United States, or another country outside of the Federal Republic of Germany, may have difficulties to enforce rights and claims arising under (i) the laws of the country of residency or (ii) U.S. federal securities laws (e.g., because MorphoSys is incorporated in the Federal Republic of Germany, the Bidder is incorporated in Switzerland and some or all of the Bidder’s officers and directors may be residents of a country other than the country of residency of the MorphoSys Securityholders). A MorphoSys Securityholder may not be able to sue, in a court in the country of residency, a foreign company or its officers or directors for violations of the laws of the country of residency. Further, it may be difficult to compel a foreign company and its Affiliates to subject themselves to a judgment of a court of the country of residency.

The receipt of the offer price pursuant to the delisting purchase offer may be a taxable transaction under applicable tax laws, including those of the country of residence. It is strongly recommended to consult an independent professional advisor immediately regarding the tax consequences of acceptance of the delisting purchase offer. None of the Bidder, any persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG or any of the Bidder’s or their directors, officers or employees accept responsibility for any tax effects on or liabilities of any person as a result of the acceptance of the delisting purchase offer.

This publication is available

on the internet at: www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer on: 2 August 2024.

Basel, 2 August 2024

Novartis BidCo AG

Board of Directors